Exhibit 99.1

Sky Petroleum Enters Into a Letter of Intent with Suntera Resources

Suntera’s interests in Nigerian oil and gas blocks to be acquired

AUSTIN, Texas--(BUSINESS WIRE)--October 14, 2009--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, is pleased to announce that it has entered into a non-binding letter of intent to invest in and acquire Suntera’s interests in two onshore oil & gas blocks in Nigeria. Suntera is expected to become a key shareholder in Sky Petroleum. Suntera is the technical operator of blocks OPL 205 and OPL 905, located north of the Niger Delta region in the Federal Republic of Nigeria.

OPL 205

Suntera has a 35% interest in OPL 205 located in the Anambra basin north of the Niger delta region near Benin City. The block measures approximately 1300 square kilometers and contains one discovered field with significant condensate and gas potential. Other partners in this venture are Summit Oil International, Oil India Limited and Indian Oil Corporation Limited.

OPL 905

Suntera has a 40% interest with an option to acquire an additional 20% in OPL 905 located in the Anambra Basin north of the Niger delta region, near the city of Enugu. The block measures approximately 2,600 square kilometers and contains two discovered gas fields, the Amansiodo and Ehandiagu fields, which is believed to have significant gas reserve potential. Other partners in this venture include three local Nigerian companies, 35 Oil and Gas, GTPL and IOG.

The Letter of Intent

The letter of intent is non-binding and the completion of the transaction is subject to, among other things, negotiation of a definitive agreement, satisfactory due diligence and obtaining adequate financing. The parties expect to enter into a definitive agreement and complete the transaction, subject to satisfaction of closing conditions and the receipt of all necessary regulatory and other approvals.

About Suntera Resources

Suntera Resources is a privately held E&P company and has built a material presence in the Nigerian E&P geography in the last 4 years, with unique relationships at the local and regional levels with governments and energy groups. Suntera is promoted by ITERA, and SUN Group. ITERA is one of the leading gas companies in Russia. SUN Group is a leading principal investor and private equity fund manager in Russia, India and other emerging and transforming markets.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. For additional information please visit www.skypetroleum.com.

Safe Harbor

This press release contains forward-looking statements that are not statements of historical fact. Forward-looking statements include, but are not limited to, management’s plans, estimates, expectations, projections, forecasts and assessments. Statements related to the possible acquisition of Suntera’s Nigerian assets, negotiation of a definitive agreement, completing satisfactory due diligence, availability of adequate financing, expectations related to obtaining regulatory approval, timing of the transaction, expectations related to the presence of condensate and gas reserves and other such statements are forward-looking statements. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but are not limited to, Sky Petroleum’s ability to negotiate a definitive agreement on acceptable terms and consummate the acquisition as contemplated in the Letter of Intent, including, without limitation, completion of the due diligence review, completion of the financing, retaining qualified personnel, obtaining required authorization and the appropriate necessary regulatory and other approvals for the acquisition on a timely basis and other risks and uncertainties that are beyond control of the Company. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC. You should not place undue reliance on forward-looking statements. The Company does not undertake to update forward-looking statements.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com